                                                                    Exhibit 12.1

                            AMF Group Holdings Inc.
               Computation of Ratio of Earnings to Fixed Charges
                           (in millions of dollars)

                                              Predecessor Company                              Year ended December 31,
                                        ------------------------------ ---------------------------------------------------------
                                                                      Pro Forma
                                                                      AMF Group
                                         Year Ended     Four Months  Holdings Inc.           AMF Group Holdings Inc.
                                        December 31,       Ended     -----------------------------------------------------------
                                            1995       April 30, 1996    1996 (a)    1996 (b)     1997       1998         1999
                                            ----       --------------    --------    --------     ----       ----         ----
Pre-tax income (loss) from
continuing operations                     $ 108.9         $ (13.6)       $ (30.4)   $ (28.0)    $ (43.6)    $ (91.3)   $ (154.8)

Fixed charges:
    Interest expense                         15.7             4.5          106.2       78.0       118.4       101.9       111.2
    Amortization of debt issue costs
    on all indebtedness                         -               -            4.5        3.3         4.9         3.1         2.2

    Rentals - 33%                             5.6             2.5            7.0        4.5         8.0        10.3        10.9
                                           ------          ------          -----      -----       -----      ------      ------
    Total fixed charges                      21.3             7.0          117.7       85.8       131.3       115.3       124.3
                                           ------          ------          -----      -----       -----      ------      ------
    Earnings before income taxes
    and fixed charges                     $ 130.2          $ (6.6)        $ 87.3     $ 57.8      $ 87.7      $ 24.0     $ (30.5)
                                           ======          ======          =====      =====       =====      ======      ======
    Ratio of earnings to fixed charges        6.1            (0.9)           0.7        0.7         0.7         0.2        (0.2)
                                           ======          ======          =====      =====       =====      ======      ======
    Deficiency of earnings to fixed
    charges                                   $ -         $ (13.6)       $ (30.4)   $ (28.0)    $ (43.6)    $ (91.3)   $ (154.8)
                                           ======          ======          =====      =====       =====      ======      ======


(a) Represents results of operations from January 1, 1996 through December 31, 1996 on a pro forma basis.
(b) For the period from the inception date of January 12, 1996 through December 31, 1996, which includes the results of operations of the acquired business from May 1, 1996 through December 31, 1996.